Exhibit 99.1

Media General Inc., PO Box 85333, Richmond, VA 23293-0001    804/649-6748    www.mediageneral.com

Friday, May 1, 2009

Media General Completes Sale of WCWJ in Jacksonville, Fla., to Nexstar Broadcasting

Richmond, Va. – Media General, Inc. (NYSE: MEG) announced today that it has completed the sale of its CW television station WCWJ in Jacksonville, Fla., to Nexstar Broadcasting Group, Inc., Dallas.

This station is the last to be sold in a group of five stations. The company completed the sales of the first four stations in 2008. They were located in Panama City, Fla., Alexandria, La., Lexington, Ky., and Toccoa, Ga. Gross proceeds from the sales of all five stations were approximately $95 million, including working capital. The transactions in the aggregate represent a multiple of 10 times trailing two-year average broadcast cash flow for the stations. Proceeds from the prior sales were used to pay down debt as each transaction closed.

Marshall N. Morton, president and chief executive officer of Media General, said, “We were pleased to complete the sale of WCWJ. For years this station was one of the highest-rated WB affiliates in the country, and its strength has continued under the CW brand. We appreciate the many fine contributions made by the employees of WCWJ, and we wish them well in the future.”

Media General acquired WJKS, the predecessor to WCWJ, in 1982. WCWJ has approximately 25 employees.

Banc of America Securities LLC served as a financial advisor on all five transactions.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 21 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus more than 250 weekly newspapers and other targeted publications. The company owns and operates 18 network-affiliated television stations that reach 27.5 percent of the television households in the Southeast and more than 8 percent of those in the United States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and three growing interactive advertising services companies, Blockdot, Inc., NetInformer and DealTaker.com.

Publishing    •    Broadcast    •    Interactive Media